Exhibit 10.1

NUVEEN INVESTMENTS, INC.

333 West Wacker Drive

Chicago, IL 60606

October 31, 2007

VIA FACSIMILE AND U.S. MAIL

Timothy Schwertfeger

Nuveen Investments, Inc.

333 West Wacker Drive

Chicago, IL 60606

Mr. Schwertfeger,

Your leadership of Nuveen Investments, Inc. (“JNC”) since 1996 has helped establish it as one of the premier asset management firms in the United States.  During this period, JNC’s assets under management grew from approximately $30 billion of municipal assets to approximately $170 billion of fixed income and equity assets, a remarkable record of growth and development.  As JNC embarks on a new path as a private company in a landmark transaction, it is appropriate to more formally address your ongoing arrangements with JNC and its affiliates.

Effective July 1, 2007, the Board of Directors of JNC (the “JNC Board”) appointed a new Chief Executive Officer of JNC and you agreed to continue to provide leadership and strategic direction as non-executive Chairman of the JNC Board and as Chairman of the Nuveen fund board.  As we have discussed, assuming the proposed acquisition (the “Merger”) of JNC by Windy City Investments Holdings, L.L.C. (“WCI”) closes, you will continue as a Nuveen employee and will receive your base salary as provided in your employment agreement, dated as of November 1, 2002 (the “Employment Agreement”) through the end of the 2007 calendar year and you will also be entitled to a bonus for 2007 of $6,000,000.  This bonus shall be payable at the time that bonuses are paid generally to other executives of JNC, but in any event before March 15, 2008.  Assuming that the Merger closes, you have agreed that after the end of the 2007 calendar year, you will retire as a Nuveen employee as of December 31, 2007 and will no longer receive a salary or bonus or additional equity awards.  You shall however be entitled to receive employee benefits available to retirees, including benefits under our pension plan as discussed below and our retiree medical plan, as the same may be amended from time to time.  In connection with your continuing service on the Nuveen fund board as a JNC representative as described below, JNC shall provide you with administrative support and travel arrangements.

In order to formalize your retirement and the transition of leadership to members of the outstanding senior management team you retained and mentored during your tenure, you agree to resign, and will be deemed to have resigned, from all of your positions with JNC and its subsidiaries upon the closing of the Merger, except that you will remain an employee of JNC until your retirement on December 31, 2007 as noted above.  Upon the request of the Chief Executive Officer of JNC and WCI you also agree to resign as a member and Chairman of the

Nuveen fund board sometime after the closing of the Merger.  The current schedule is for this transition to occur by the end of the second quarter of 2008.

With respect to your participation in the Nuveen Investments Employee’s Retirement Plan (the “Retirement Plan”) and the Nuveen Excess Benefit Retirement Plan (the “Excess Plan”), notwithstanding the fact that your retirement on December 31, 2007 would not otherwise entitle you to a Full Career Retirement Benefit under the above plans as you will not have satisfied the called “Rule of 90” provision (when the combination of your age and years of service equals 90) until March 28, 2008, you will nevertheless be entitled to the equivalent of a Full Career Retirement Benefit as follows: (1) you will receive from the Retirement Plan an Early Retirement Benefit calculated based on your December 31, 2007 retirement, and (2) you will receive under the Excess Plan a Full Career Retirement Benefit calculated as if your December 31, 2007 retirement date qualified you for the Rule of 90.  In consideration for these benefits, you hereby agree to waive any rights under the Retirement Plan or Excess Plan or otherwise to receive any of the above described benefits as a lump sum benefit and agree to take them in the form of monthly annuity payments.

As part of your transition upon closing of the Merger, WCI is pleased to offer you the opportunity to invest $20 million in exchange for an appropriate amount of Class A Common Units issued by WCI and you hereby agree to invest such amount.  In recognition of your continuing efforts on behalf of the JNC and contingent upon such investment in Class A Common Units, WCI will grant you Class B Common Units representing 0.5% of the Class B Common Units to be issued to management of JNC in connection with the Merger. The terms and conditions of your Class A Common Unit investment and the Class B Common Units issued to you will be governed by the limited liability agreement of WCI and the relevant unitholders, subscription, grant and other agreements used with respect to investments by, and grants of Class A and B Common Units to, management of JNC generally.

In consideration of the mutual covenants set forth in this agreement, you hereby agree, effective only upon the closing of the Merger, to waive any and all rights to receive the severance benefits set forth in Section 5 of the Employment Agreement.  For the sake of clarity, you agree that, effective only upon the closing of the Merger, you shall not be entitled to terminate your employment for “Good Reason” as defined in your Employment Agreement for any reason, including the change in your positions that occurred on or prior to the closing of the Merger, and that the no action taken by JNC or its affiliates shall be considered to be a termination without “Cause,” as defined in your Employment Agreement.  You agree that you will not seek the benefits described above prior to the closing of the Merger.  You may terminate this agreement in the event the Merger agreement terminates in accordance with its terms.

This letter may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

Please confirm your agreement as indicated above by signing below.

Very Truly Yours,

NUVEEN INVESTMENTS, INC.

		By:	/s/ John P. Amboian
		Name:	John P. Amboian
		Title:	Chief Executive Officer

WINDY CITY INVESTMENTS HOLDINGS, L.L.C.

Agreed on October 31, 2007:		By:	/s/ Mark B. Tresnowski
		Name:	Mark B. Tresnowski
		Title:	General Counsel

By:	/s/ Timothy R. Schwertfeger
Name:	Timothy R. Schwertfeger